Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-138226) and Form S-3 (No. 333-147721) of Cadence Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 12, 2009, with respect to the financial statements of Cadence Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Cadence Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

San Diego, California

March 12, 2009